Exhibit 10.2

Execution Version

PRIVILEGED AND CONFIDENTIAL

SUBJECT TO FRE 408

CONFIDENTIAL

September 29, 2020

Superior Energy Services, Inc.

1001 Louisiana Street

Suite 2900

Houston, Texas 77002

Attention: Westervelt Ballard, Executive Vice President,

Chief Financial Officer and Treasurer

$200,000,000 Delayed-Draw Term Loan Facility

Commitment Letter

Ladies and Gentlemen:

Reference is made to that certain Restructuring Support Agreement, dated as of the date hereof (as the same may be amended, restated, modified or supplemented from time to time in accordance with its terms, together with the exhibits, schedules and annexes attached thereto, the “RSA”), among Superior Energy Services, Inc. (“you” or “Parent”), each direct and indirect wholly-owned, domestic subsidiary of Parent party thereto (each an “SPN Subsidiary,” and together with Parent, the “Company”), and the Consenting Noteholders party thereto.

Parent has advised us that, in accordance with the RSA, the Company intends to, among other things, restructure its debt obligations and capital structure and to recapitalize the Company through a chapter 11 plan of reorganization (the “Restructuring”). In connection with the foregoing, you have requested that the parties listed on Annex 1 hereto (“us”, “we” or the “Commitment Parties”) agree to backstop a multiple draw term loan facility (the “Delayed-Draw Term Loan Facility”) in an aggregate amount of $200,000,000 to become available to the Company (as reorganized in accordance with the Restructuring, the “Reorganized Company”) upon the emergence of the Reorganized Company (or, in the event that the Company effects the Company Separation in connection with the Restructuring, Reorganized RemainCo) from such chapter 11 plan of reorganization in the event that Acceptable Alternate Exit Financing (as defined below) is not available to the Reorganized Company or Reorganized RemainCo, as applicable, at such time. Capitalized terms used but not defined herein are used with the meanings assigned to them in Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet,” together with this letter, collectively, this “Commitment Letter”) or the RSA, as applicable.

1.	Commitment

In connection with the foregoing, the Commitment Parties are pleased to advise you of their commitment to provide the Delayed-Draw Term Loan Facility, on a several and not joint basis, in the amounts set forth opposite each such Commitment Party’s name on Annex 1 hereto (the “DDTL Commitments”) upon the terms set forth or referred to in this Commitment Letter, including the Term Sheet, and subject only to the satisfaction or waiver of the Financing Conditions (as defined below).

The rights and obligations of each of the Commitment Parties under this Commitment Letter shall be several and not joint, and no failure of any Commitment Party to comply with any of its obligations hereunder shall prejudice the rights or obligations of any other Commitment Party; provided that no Commitment Party shall be required to replace the DDTL Commitment of another Commitment Party in the event such other Commitment Party (the “Defaulting Commitment Party”) fails to provide its DDTL Commitment on the Closing Date (as defined below), but may at its option do so, in whole or in part, in which case such performing Commitment Party shall be entitled to all or a proportionate share, as the case may be, of the Delayed-Draw Term Loan Facility and related fees that would otherwise be issued to the Defaulting Commitment Party. In the event that any Defaulting Commitment Party fails to execute the Definitive Financing Documentation on the Closing Date, the Company can enforce rights of money damages upon such breach and any other remedies that may be available under law.

You will use commercially reasonable efforts to designate a third party reasonably acceptable to the Commitment Parties having or holding a majority of the outstanding principal amount of the DDTL Commitments (excluding any Defaulting Commitment Parties, the “Required Commitment Parties”) and you to act as the administrative agent and collateral agent with respect to the Delayed-Draw Term Loan Facility (the “DDTL Agent”). For the avoidance of doubt, each Commitment Party confirms that its DDTL Commitments under this Commitment Letter are not conditional upon any person being so appointed DDTL Agent.

Notwithstanding any other provision of this Commitment Letter to the contrary and notwithstanding any syndication, assignment or other transfer by any Commitment Party, (a) no Commitment Party shall be relieved, released or novated from its obligations hereunder (including its obligation to fund its applicable percentage of the Delayed-Draw Term Loan Facility on or after the Closing Date) in connection with any syndication, assignment or other transfer until after the Definitive Financing Documentation becomes effective on the Closing Date, (b) no such syndication, assignment or other transfer shall become effective with respect to any portion of the Commitment Party’s commitments in respect of the Delayed-Draw Term Loan Facility until the Closing Date and (c) unless the Borrower agrees in writing, the Commitment Parties shall retain exclusive control over all rights and obligations with respect to the DDTL Commitments in respect of the Delayed-Draw Term Loan Facility, including all rights with respect to consents, waivers, modifications, supplements and amendments, until the Closing Date has occurred.

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It is understood and agreed that, in the event that the Company effects a Company Separation in connection with the Restructuring the Delayed-Draw Term Loan Facility shall be reduced in size and the Financial Covenants and Negative Covenants adjusted based on the assets and EBITDA attributable to Reorganized RemainCo, in each case, proportionately by an amount reflecting the size and scale of the Reorganized RemainCo relative to the Company prior to the Company Separation and as agreed by you and the Required Commitment Parties in light of the size, scale and nature of the business of Reorganized RemainCo.

2.	Information.

You hereby represent and warrant that (a) all written factual information, other than (i) the Projections (as defined below), estimates, budgets and other forward looking information and (ii) information of a general economic or industry specific nature (such written information other than as described in the immediately preceding clauses (i) and (ii), the “Information”), that has been or will be made available to us by you or any of your representatives on your behalf at your direction in connection herewith is or will be, when taken as a whole after giving effect to all supplements and updates provided thereto, when furnished supplemented or updated, correct in all material respects and does not or will not, when taken as a whole after giving effect to all supplements and updates provided thereto, when furnished supplemented or updated, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the financial projections (the “Projections”) that have been or will be made available to us by you or on behalf of you or any of your representatives on your behalf at your direction in connection herewith have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related Projections are made available to us; it being understood that (x) the Projections are merely a prediction as to future events and are not to be viewed as facts, (y) the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control and (z) no assurance can be given that any particular Projection will be realized and that actual results during the period or periods covered by any the Projections may differ significantly from the projected results and such differences may be material. You agree that if, at any time prior to the execution of the Definitive Financing Documentation, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections, as applicable, so that such representations will be correct in all material respects under those circumstances; provided that any such supplementation shall cure any breach of such representations and warranties; provided further that such supplementation shall be deemed to include any public SEC filings and press releases by you as long as we shall have been advised in writing of such public SEC filings or press releases.

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3.	Put Option Premium

As consideration for the commitments and agreements of the Commitment Parties hereunder, Parent agrees to pay or cause to be paid to each Commitment Party or its designee, for its own account, a put option premium (the “Put Option Premium”) in cash in an amount equal to 6.00% of the stated principal amount of the DDTL Commitments of such Commitment Party, which Put Option Premium shall be fully-earned and due and payable on the date hereof; provided that a Defaulting Commitment Party shall forthwith refund to the Parent in immediately available funds, any Put Option Premium received by it after it fails to provide its DDTL Commitment and execute the Definitive Financing Documentation on the Closing Date. Unless otherwise required by applicable law, the Commitment Parties and the Company shall not take any position or action inconsistent with the treatment and/or characterization, for U.S. federal income tax purposes, of the Put Option Premium as a premium for the right of the Company to put the Term Loans to the Commitment Parties.

4.	Conditions

Each Commitment Party’s commitments and agreements hereunder are subject only to the conditions set forth under the headings “Conditions Precedent to Effectiveness on the Closing Date” and the following conditions set forth in this Section 4 (collectively, the “Financing Conditions”): execution and delivery of definitive loan documents relating to the Delayed-Draw Term Loan Facility including, without limitation, a credit agreement, guarantees, security agreements, pledge agreements, opinions of counsel and other related definitive documents (collectively, the “Definitive Financing Documentation”) that are substantially consistent with the terms set forth in this Commitment Letter and the Term Sheet and are otherwise acceptable to the Required Commitment Parties and you, with such modifications (i) as are required to incorporate administrative agency, operational and other ministerial administration provisions customary for the DDTL Agent and reasonably acceptable to the Required Commitment Parties and you, (ii) to permit the Borrower to engage a third party reasonably acceptable to the Borrower and the Required Commitment Parties (the “DDTL Seasoning Agent”) to provide “seasoning” or similar services in respect of the Delayed-Draw Term Loan Facility, on terms and conditions to be agreed between the Borrower and the DDTL Seasoning Agent, and that are reasonably acceptable to the Required Commitment Parties and (iii) as are acceptable to the Required Commitment Parties and you; provided that the consent of each adversely affected Commitment Party shall be required with respect to only the following: (A) increases in the DDTL Commitment of any Commitment Party, (B) reductions of principal, interest or fees payable to any Commitment Party, (C) extensions of scheduled amortization payments, final maturity, or scheduled payment dates for interest or fees in respect of the Term Loans of any Commitment Party and (D) modifications to any of the provisions under the heading “Voting” in the Term Sheet.

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5.	Indemnification and Expenses

(a) You agree to indemnify, hold harmless and defend the DDTL Agent, the DDTL Seasoning Agent, the Commitment Parties, their respective affiliates and their respective directors, officers, employees, attorneys, advisors, consultants, agents and other representatives (each, an “Indemnified Person”) from and against any and all losses, claims, damages, expenses and liabilities, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Delayed-Draw Term Loan Facility, the use of the proceeds thereof or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each Indemnified Person upon demand for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, but subject to the limitations in the next sentence; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to (x) disputes that do not involve any action or omission by you or any of your affiliates and is solely among the Indemnified Persons, (y) losses, claims, damages, liabilities or related expenses to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of, or a material breach of this Commitment Letter by, such Indemnified Person or its controlled affiliates, directors, officers or employees (collectively, the “Related Parties”) or (z) any dispute arising solely between or among Indemnified Persons and/or their Related Parties (not arising as a result of any act or omission by you or your subsidiaries), other than claims against any Person in its capacity as, or in fulfilling its role as, DDTL Agent, DDTL Seasoning Agent or a Commitment Party. In addition, the Borrower shall pay (or cause to be paid) (a) all reasonable, documented and invoiced out-of-pocket expenses (including, without limitation, reasonable and documented fees, disbursements and other charges of a single outside counsel (and a single local counsel in each relevant jurisdiction) and single financial advisor to the DDTL Agent, the DDTL Seasoning Agent and the Commitment Parties, collectively) of the DDTL Agent, the DDTL Seasoning Agent and the Commitment Parties (including, without limitation, reasonable and documented fees, disbursements and other charges of Davis Polk & Wardwell LLP and Evercore Group L.L.C.), whether accrued on, prior to or after the Closing Date, in connection with the Delayed-Draw Term Loan Facility and the transactions contemplated thereby, (b) all reasonable, documented and invoiced out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of a single outside counsel (and a single local counsel in each relevant jurisdiction) and a single financial advisor to the DDTL Agent and the Commitment Parties, collectively) of the DDTL Agent and the Commitment Parties, for enforcement costs and documentary taxes associated with the Delayed-Draw Term Loan Facility and the transactions contemplated thereby and (c) all fees of the DDTL Agent and the DDTL Seasoning Agent charged in connection with the Delayed-Draw Term Loan Facility and the “seasoning” of the Delayed-Draw Term Loan Facility and the other services they provide in connection with the Delayed-Draw Term Loan Facility. Notwithstanding the foregoing, in no event shall the (i) DDTL Agent, (ii) the DDTL Seasoning Agent and (iii) the Commitment Parties, in each case, be entitled to the reimbursement of costs and expenses of more than one lead counsel (and one local counsel in each relevant jurisdiction) and one regulatory counsel for the DDTL Agent, the DDTL Seasoning Agent and the Commitment Parties collectively, and one local counsel for each relevant material jurisdiction and additional conflict counsel to the extent required. All of the fees and expenses set forth in the preceding clauses (a) and (c) that have been accrued on or prior to the date hereof shall be paid on the date hereof by the Company.

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(b) It is further agreed that each Commitment Party shall only have liability to you (as opposed to any other person) and that each Commitment Party shall be liable solely in respect of its own commitment to the Delayed-Draw Term Loan Facility on a several, and not joint, basis with any other Commitment Party. None of the Indemnified Persons, the Borrower or Guarantors, or their respective directors, officers, employees, advisors, and agents shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Delayed-Draw Term Loan Facility or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations to the extent set forth in this Section 5.

6.	Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that each Commitment Party (or an affiliate) may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of, or claims against, you, your affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter. In addition, each Commitment Party and its affiliates will not use confidential information obtained from you or your affiliates or on your or their behalf by virtue of the transactions contemplated hereby in connection with the performance by such Commitment Party and its affiliates of services for other companies or persons. You also acknowledge that the Commitment Parties and their respective affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or persons. You acknowledge for United States securities law purposes that any Commitment Party or its affiliate may establish an information blocking device or “Information Barrier” between and among its respective directors, officers, employees, agents, affiliates (as such term is used in Rule 12b-2 under the Exchange Act), attorneys, accountants, financial or other advisors, members, equityholders and/or partners, who, pursuant to such device or Information Barrier policy, are permitted to receive confidential information or otherwise participate in discussions concerning the transactions contemplated hereby. You acknowledge the potential existence such device and Information Barrier but do not warrant or guarantee any Commitment Party’s compliance with United States securities law or that the Information Barrier will operate in accordance with its intended purpose.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties have advised or are advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty to you or your affiliates on the part of the

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Commitment Parties, and you waive, to the fullest extent permitted by law, any claims you may have against any Commitment Party for breach of duty or alleged breach of any fiduciary duty on the part of the Commitment Parties and agree that no Commitment Party will have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including equityholders, employees or creditors, in each case, in respect of any of the transactions contemplated by this Commitment Letter, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, and you are responsible for making your own independent judgment with respect to the transactions contemplated by this Commitment Letter and the process leading thereto, (d) you have been advised that the Commitment Parties and their respective affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that the Commitment Parties and their respective affiliates have no obligation to disclose such interests and transactions to you and your affiliates, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (f) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, or any of your affiliates and (g) none of the Commitment Parties or their affiliates has any obligation or duty (including any implied duty) to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party and you or any such affiliate.

Additionally, you acknowledge and agree that none of the Commitment Parties are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by this Commitment Letter, and the Commitment Parties shall not have any responsibility or liability to you with respect thereto. Any review by the Commitment Parties of the transactions contemplated by this Commitment Letter or other matters relating thereto will be performed solely for the benefit of the Commitment Parties and shall not be on behalf of you or any of your affiliates.

7.	Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor any of its terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) to you and your officers, directors, employees, members, partners, stockholders, attorneys, accountants, agents and advisors, in each case on a confidential and need-to-know basis, (b) to the extent required in any legal, judicial or administrative proceeding or any other compulsory process or as otherwise required by law or regulation, including, without limitation, any order of the Bankruptcy Court (in which case you agree, to the extent reasonably practical and permitted by law, to inform us promptly in advance thereof), (c) in a Bankruptcy Court filing in connection with the transactions contemplated hereunder or under the RSA, (d)

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in connection with any public filing requirement you are legally obligated to satisfy (in which case you agree, to the extent reasonably practical and permitted by law, to inform us promptly in advance thereof), (e) in connection with any remedy or enforcement of any right under this Commitment Letter and (f) to the United States Trustee, the official committee of unsecured creditors or any other official committee formed in the Chapter 11 Cases (each, a “Committee”) and each of their legal counsel, independent auditors, professionals and other experts or agents who are informed of the confidential nature of such information and agree to be bound by confidentiality and use restrictions set forth in this Section 7.

Each of the Commitment Parties and their respective affiliates shall use all information provided to them by you or your affiliates or on behalf of you or your affiliates by any of your or their representatives hereunder or in connection with the Delayed-Draw Term Loan Facility solely for the purpose of providing the services that are the subject of this Commitment Letter and in connection with the Restructuring and shall treat confidentially all such information; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any legal, judicial or administrative proceeding, or otherwise as required by applicable law, regulation or compulsory legal process (in which case such Commitment Party agrees to inform you promptly thereof prior to such disclosure to the extent timely practicable and not prohibited by law, rule, regulation or other legal process), (ii) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or its Representatives (as defined below) in breach of this Commitment Letter, (iv) to any Commitment Party’s affiliates, and its and such affiliates’ respective employees, directors, officers, legal counsel, independent auditors, professionals and other experts, advisors or agents (collectively, “Representatives”) who need to know such information in connection with the transactions contemplated by the Commitment Letter and are informed of the confidential nature of such information and instructed to keep such information of this type confidential, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is or was received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you or your affiliates, (vii) to the extent that such information is independently developed by such Commitment Party or (viii) to potential participants, assignees or potential counterparties to any swap, credit insurance or derivative transaction relating to the Borrower or any of their its subsidiaries or any of their respective obligations, in each case, who agree to be bound by confidentiality and use restrictions. The provisions of this paragraph shall automatically terminate and be superseded by the confidentiality provisions to the extent covered in the Definitive Financing Documentation upon the execution and delivery thereof and shall in any event automatically terminate one (1) year following the date of this Commitment Letter. You hereby acknowledge that certain of the Commitment Parties are or may be “public side” lenders (i.e., lenders that wish to receive exclusively information and documentation that is either (i) with respect to you or your subsidiaries, publicly available (or could be derived from publicly available information), (ii) with respect to you or your subsidiaries, of a type that would be publicly available (or could be derived from publicly

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available information) if you were a public reporting company or (iii) is not material with respect to you or your subsidiaries or your or their respective securities for purposes of United States federal and state securities laws (such information and documents, “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.” You agree that you shall use commercially reasonable efforts to (i) provide Private Lender Information only through Davis Polk & Wardwell LLP or Evercore Group L.L.C. and (ii) not provide Private Lender Information directly to a Commitment Party or any of its internal Representatives, in each case of clauses (i) and (ii), without the prior written (which may include e-mail) consent of the applicable Commitment Party.

8.	Miscellaneous

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto, the DDTL Agent, the DDTL Seasoning Agent and the Indemnified Persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, the DDTL Agent, the DDTL Seasoning Agent and the Indemnified Persons to the extent expressly set forth herein. Each Commitment Party may assign all or a portion of its DDTL Commitments hereunder to another Commitment Party; provided that this Commitment Letter and the DDTL Commitments hereunder shall not otherwise be assignable by the Commitment Parties without the prior written consent of the Borrower. Further, subject to the limitations set forth in the penultimate paragraph of Section 1 above, the Commitment Parties reserve the right to satisfy their obligations hereunder through, or assign their rights and obligations hereunder to, one or more of their respective affiliates, separate accounts within its control or investments funds under their or their respective affiliates’ management (collectively, “Commitment Party Affiliates”); and to allocate, in whole or in part, to their respective affiliates certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their respective affiliates may agree in their sole discretion; provided that such Commitment Party will be liable for the actions or inactions of any such person whose services are so employed and no delegation or assignment to a Commitment Party Affiliate shall relieve such Commitment Party from its obligations hereunder (including its obligations to execute and deliver the Definitive Financing Documentation on the Closing Date on the terms and conditions set forth in this Commitment Letter) to the extent that any Commitment Party Affiliate fails to satisfy the DDTL Commitments hereunder at the time required.

This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” and words of like import in this Commitment Letter shall be deemed to include electronic signatures or the keeping of

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records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act. This Commitment Letter (and the agreements referenced in this Commitment Letter) set forth the entire understanding of the parties with respect to the Delayed-Draw Term Loan Facility, and replace and supersede all prior agreements and understandings (written or oral) related to the subject matter hereof. This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York and the Bankruptcy Code, to the extent applicable.

You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or if such court does not have jurisdiction, any state court or Federal court located in the Borough of Manhattan), any appellate court from any thereof, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of the Chapter 11 Cases may be heard in the Bankruptcy Court and any other Federal court having jurisdiction over the Chapter 11 Cases from time to time, over any suit, action or proceeding arising out of or relating to the transactions contemplated hereby, this Commitment Letter or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. You and we hereby irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter or the performance of services hereunder or thereunder.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”) and 31 C.F.R. § 1010.230 (as amended, the “Beneficial Ownership Regulation”), it, the DDTL Agent, the DDTL Seasoning Agent and the DDTL Lenders are required to (a) obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes names, addresses, tax identification numbers and other information that will allow such Commitment Party and each DDTL Lender to identify the Borrower and the Guarantors in accordance with the PATRIOT Act and (b) obtain a certification from the Borrower regarding the beneficial ownership of the Borrower required by the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties, the DDTL Agent, the DDTL Seasoning Agent and each DDTL Lender.

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The indemnification, expense reimbursement, jurisdiction, confidentiality, governing law, sharing of information, no agency or fiduciary duty, waiver of jury trial, service of process and venue provisions contained herein shall remain in full force and effect regardless of whether the Definitive Financing Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the DDTL Commitments; provided that (i) your obligations under this Commitment Letter (other than your obligations with respect to confidentiality of Section 3 hereof) shall automatically terminate and be superseded by the provisions of the Definitive Financing Documentation upon the execution and delivery thereof, and you shall automatically be released from all liability in connection therewith at such time, in each case to the extent the Definitive Financing Documentation has comparable provisions with comparable coverage and (ii) the Commitment Parties’ obligations under this Commitment Letter shall automatically terminate and be superseded by the provisions of the Definitive Financing Documentation upon the Closing Date. You may terminate this Commitment Letter and/or all (or a portion thereof pro rata among the Commitment Parties) of each Commitment Party’s commitment with respect to the Delayed-Draw Term Loan Facility (or any portion thereof pro rata among the Commitment Parties) hereunder at any time subject to the provisions of the preceding sentence.

You and we hereto agree that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter herein; it being acknowledged and agreed that the commitments provided hereunder are subject only to the satisfaction or waiver of the Financing Conditions; it being understood that nothing contained in this Commitment Letter obligates you or any of your affiliates to consummate any portion of the Delayed-Draw Term Loan Facility and the transactions contemplated thereby. Each of the Commitment Parties and you will use their commercially reasonable efforts to promptly prepare, negotiate and finalize the Definitive Financing Documentation as contemplated by this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter by (i) returning to us (or our counsel) executed counterparts of this Commitment Letter no later than 11:59 p.m. New York City time, on September 29, 2020 and (ii) each Commitment Party having received its Put Option Premium no later than 11:59 p.m. New York City time, on September 29, 2020. This offer will automatically expire if we have not received such executed counterparts and, with respect to each Commitment Party, its Put Option Premium in accordance with the preceding sentence. In addition, the commitment and agreements of the Commitment Parties hereunder shall terminate, upon notice from the Required Commitment Parties to Parent, upon (i) the occurrence of the Agreement Termination Date as defined in the RSA, (ii) the occurrence of the Closing Date without the establishment of the Delayed-Draw Term Loan Facility due to the Company obtaining Acceptable Alternate Exit Financing or (iii) the execution and delivery of the Definitive Financing Documentation on the Closing Date.

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SUPERIOR ENERGY SERVICES, INC.

By:	/s/ Westervelt Ballard
	Name:	Westervelt Ballard
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Commitment Letter]

Exhibit A

Superior Energy Services, Inc.

$200,000,000 Delayed-Draw Term Loan Facility

Summary of Principal Terms and Conditions1

Borrower:	The Reorganized Company (in such capacity, the “Borrower”).

Administrative Agent:	A financial institution reasonably acceptable to you and the Required Commitment Parties (in its capacity as administrative agent under the Delayed-Draw Term Loan Facility, the “DDTL Agent”).

Lenders:	A syndicate of institutional lenders and other financial institutions (including the Commitment Parties) reasonably acceptable to the Borrower, but excluding Disqualified Lenders (to be defined in a customary manner in the Definitive Financing Documentation) (the “DDTL Lenders”).

Delayed-Draw Term Loan Facility:	A senior secured delayed-draw term loan credit facility (the “Delayed-Draw Term Loan Facility”, and the loans thereunder, the “Term Loans”) in an aggregate principal amount of $200,000,000 minus the aggregate principal amount of commitments under any Acceptable Alternate Exit Financing established from time to time.

Maturity Date and Amortization:	The Delayed-Draw Term Loan Facility will mature on the date that is 4 years after the establishment of the Delayed-Draw Term Loan Facility on the Plan Effective Date (the “Closing Date”). Commencing on the last day of the first full fiscal quarter ending after the first anniversary of the Closing Date, the Delayed Draw Term Loan Facility will amortize in equal quarterly instalments in an amount equal to 1% per annum of the aggregate principal amount of Term Loans outstanding on the earlier to occur of (a) the first anniversary of the Closing Date and (b) the date that the Delayed-Draw Term Loan Facility is fully drawn.

[1]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibit A thereto.

Purpose and Availability:	The proceeds of the Term Loans will be used for working capital, general corporate purposes and other transactions not prohibited by the Definitive Financing Documentation. The Delayed-Draw Term Loan Facility will be available to be drawn (up to five (5) times) after the Closing Date through the first anniversary of the Closing Date, in a minimum principal amount per drawing of $10,000,000. Amounts repaid or prepaid under the Delayed-Draw Term Loan Facility may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex A hereto.

Default Rate:	During the continuance of a payment or bankruptcy event of default, with respect to overdue principal, at the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), at the interest rate applicable to ABR loans (as defined in Annex A) plus 2.00% per annum, which, in each case, shall be payable on demand.

Guarantees:	All obligations of the Borrower (the “Borrower Obligations”) under the Delayed-Draw Term Loan Facility will be unconditionally guaranteed jointly and severally on a senior secured basis (the “Guarantees”) by the immediate parent company of the Borrower (if any) (“Holdings”) and each existing and subsequently acquired or organized direct or indirect wholly-owned domestic subsidiary of the Borrower (collectively, the “Guarantors” and, together with the Borrower, the “Loan Parties” and, each individually, a “Loan Party”), provided that Guarantors shall not include (a) any subsidiary to the extent the provision of a Guarantee by such subsidiary would result in material adverse tax consequences as determined by the Borrower and the DDTL Agent, (b) any subsidiary (each a “Foreign Holdco”) substantially all of the assets of which are equity interests and/or equity interests and indebtedness of one or more “controlled foreign corporations” (as defined in Section 957 of the Internal Revenue Code of 1986, as amended) (each, a “CFC”) or any subsidiary that is a subsidiary of a CFC or Foreign Holdco, (c) captive insurance companies, (d) not-for-profit subsidiaries, and (e) any subsidiary that is prohibited by applicable law, rule or regulation existing on the Closing Date (or, if later, the date it becomes a subsidiary) from guaranteeing the Delayed-Draw Term Loan Facility.

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the DDTL Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Security:	The Borrower Obligations, the Guarantees and the hedging/cash management arrangements will be secured by: (a) a perfected first priority (subject to permitted liens) pledge of 100% of the capital stock or other membership or partnership equity ownership or profit interests owned by the Borrower and each other Guarantor in any wholly-owned first tier subsidiary (provided that such pledge would not result in material adverse tax consequences as determined by the Borrower and the DDTL Agent); and (b) a perfected first priority (subject to permitted liens) security interest in substantially all tangible and intangible personal property of the Borrower and each Guarantor (including but not limited to accounts, inventory, equipment, general intangibles (including contract rights), deposit and securities accounts, other investment property, intellectual property, intercompany notes and all products and proceeds of the foregoing, but excluding certain customary exceptions to be agreed) (the items described in clauses (a) and (b) above, collectively, the “Collateral”); provided that, in the event that any Acceptable Alternate Exit Financing consists of an asset-based credit facility, the foregoing security interests shall be subject to the security interests granted in the definitive loan documents relating to such Acceptable Alternate Exit Financing. For the avoidance of doubt, no security interest shall be required in any leased real estate of the Borrower or any Guarantor or in any fee-owned real estate of the Borrower or any Guarantor to the extent the fair market value of such fee-owned real estate is below a threshold to be agreed.

All the above-described pledges and security interests shall be created on terms (including with respect to excluded assets, perfection requirements and materiality thresholds), and pursuant to documentation to be set forth in the Definitive Financing Documentation; and none of the Collateral shall be subject to other pledges and security interests (except permitted liens and other exceptions to be set forth in the Definitive Financing Documentation).

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the Delayed-Draw Term Loan Facility commitments and voluntary prepayments of the Term Loans will be permitted at any time in minimum principal amounts to be agreed upon, without premium or penalty, other than the Call Protection Provisions (as defined below) and reimbursement of the Lenders’ redeployment costs in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period.

All voluntary prepayments of the Term Loans shall be applied as directed by the Borrower (and, if not directed by the Borrower, to the remaining amortization payments under the Term Loans in direct order of maturity).

	Any optional prepayment of the Delayed-Draw Term Loan Facility (or mandatory prepayment thereof with the proceeds of the incurrence of any indebtedness), will be subject to the “prepayment” premiums (expressed as a percentage of the outstanding principal amount of the Term Loans so prepaid) set forth below opposite the relevant period from the Closing Date:

	Period:	Percentage:
	Year 1:	101%
	Year 2:	103%
	Year 3:	102%
	Thereafter:	No premium

	Any optional reduction or termination of the commitments in respect of the Delayed-Draw Term Loan Facility (or mandatory reduction thereof due to the establishment of Acceptable Alternate Exit Financing), will be subject to the cancellation fees (expressed as a percentage of the undrawn commitments so reduced or terminated) set forth below opposite the relevant period from the Closing Date:

	Period:	Percentage:
	Year 1:	1%
	Year 2:	3%
	Year 3:	2%
	Thereafter:	No fee

	The foregoing “prepayment” premiums and cancellation fees are collectively referred to herein as the “Call Protection Provisions”.

Mandatory Prepayments and Commitment Reductions:

Term Loans shall be subject to the following mandatory prepayments:

(a) For any fiscal year, commencing with the fiscal year ending December 31, 2021, 75% of Excess Cash Flow (to be defined in a customary manner in the Definitive Financing Documentation) of the Borrower and its subsidiaries for such fiscal year, subject to deductions, a de minimis threshold to be agreed and customary exceptions for the proceeds of asset sales and dispositions made by, and Excess Cash Flow attributable to, foreign subsidiaries to the extent prepayments with such proceeds or Excess Cash Flow (i) is prohibited by local law or (ii) would result in material adverse tax consequences as determined by the Borrower in good faith; provided that, when the Term Loans and undrawn Delayed-Draw Term Loan Facility Commitments shall have been reduced to not more than $100,000,000 in the aggregate, the foregoing percentage shall be reduced to 50%;

(b) 100% of the net cash proceeds of any non-ordinary course asset sales or other dispositions of property by the Borrower and its subsidiaries subject to customary reinvestment rights to be agreed; and

(c) 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its subsidiaries after the Closing Date (excluding proceeds of debt permitted to be incurred under the Credit Documentation (including any Acceptable Alternate Exit Financing (as defined below), Refinancing Facilities or Refinancing Equivalent Debt)).

The undrawn commitments in respect of the Delayed-Draw Term Loan Facility shall also be reduced on a dollar-for-dollar basis (pro rata among the commitments of DDTL Lenders at such time) in the event that, on or after the Closing Date, the Company establishes revolving credit commitments on terms and conditions satisfactory to the DDTL Lenders holding a majority of the Term Loans and undrawn commitments under the Delayed-Draw Term Loan Facility (the “Required DDTL Lenders”) from one or more financial institutions satisfactory to Required DDTL Lenders (any such revolving credit commitment, an “Acceptable Alternate Exit Financing”). Any undrawn commitments in respect of the Delayed-Draw Term Loan Facility in effect on the first anniversary of the Closing Date shall also automatically terminate on such date.

Mandatory prepayments shall be applied, without premium or penalty (other than the Call Protection Provisions), subject to reimbursement of the DDTL Lenders’ redeployment costs in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period to reduce the then remaining scheduled amortization payments (excluding the balloon payment due at maturity). For the avoidance of doubt, mandatory prepayments shall be made without any duplicative reduction in commitments.

Representations and Warranties:	Usual and customary for facilities of this type, including: organizational status and good standing; power, authority and qualification; execution, delivery and enforceability of the Credit Documentation; with respect to the Credit Documentation, no violation of, or conflict with, law, regulation and organizational documents or agreements; compliance with law and agreements; litigation; margin regulations; governmental approvals and other third party consents; Investment Company Act; accurate and complete disclosure; no material adverse change; taxes; ERISA; subsidiaries and equity interests; intellectual property; environmental matters; use of proceeds; ownership of property; insurance; creation, validity and perfection of liens and other security interests in the Collateral; consolidated solvency of Borrower and its subsidiaries; the PATRIOT Act; sanctions (including OFAC), FCPA and other anti-corruption and anti-terrorism laws; labor matters; and status of the Delayed-Draw Term Loan Facility as senior debt, subject (to the extent applicable), in the case of each of the foregoing representations and warranties, to customary qualifications and limitations for materiality to be provided in the Definitive Financing Documentation.

Conditions Precedent to Effectiveness on the Closing Date:	As set forth on Annex B hereto.

Conditions Precedent to All Borrowings:	The making of each extension of credit under the Delayed-Draw Term Loan Facility after the Closing Date shall be conditioned upon (a) delivery of a customary borrowing notice, (b) the accuracy of representations and warranties in all material respects (subject to no double materiality standard) and (c) the absence of defaults or events of default at the time of, or immediately after giving effect to the making of, such extension of credit.

Affirmative Covenants:	Usual and customary for facilities of this type, including: delivery of annual audited financial statements within ninety (90) days (or such later date as approved by the DDTL Agent) from the end of each fiscal year to be agreed and delivery of unaudited quarterly financial statements within forty-five (45) days (or such later date as approved by the DDTL Agent) after the end of the each fiscal quarter (with annual audited financial statements accompanied by an audit opinion from a nationally recognized independent accounting firm or other accounting firm reasonably acceptable to the DDTL Agent, without any qualification or exception as to “going concern” or the scope of the audit, except any “going concern” qualification or exception other than (a) as a result of the maturity of the Delayed-Draw Term Loan Facility within the next 12 months or a prospective breach of any financial covenant under the Definitive Financing Documentation), (b) an emphasis of matter paragraph, or (c) a “going concern” statement that is due to (i) an upcoming maturity date under any debt or (ii) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period); customary officers certificates and other information reasonably requested by the DDTL Agent (with delivery time periods to be consistent with the delivery requirements for the audited financial statements); notices of defaults, litigation, ERISA events, material adverse changes; inspections (limited to one (1) field examination during any 12-month period. unless an event of default has occurred and is continuing, in which case limited to four (4) field examinations during any 12-month period) in each case at the reasonable and documented expense of the Borrower); maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance; maintenance of existence and corporate franchises, rights, licenses, permits and privileges; maintenance and inspection of books and records; payment of taxes and similar claims and obligations; compliance with laws and regulations (including ERISA, environmental, the PATRIOT Act, OFAC, FCPA, sanctions and other anti-corruption and anti-terrorism laws, subject to customary materiality and material adverse effect qualifications); additional Guarantors and Collateral (subject to the limitations set forth above); use of proceeds; margin regulations; and further assurances on collateral and guaranty matters (subject to the limitations set forth above).

Negative Covenants:	Usual and customary for facilities of this type (to include customary exceptions and baskets to be agreed), including: limitations on: the incurrence of debt; liens; fundamental changes; asset sales (including sales of equity interests of subsidiaries) and sale leasebacks; investments; restricted payments, dividends or distributions on, or redemptions of, the Borrower’s equity interests; prepayments, purchases or redemptions of subordinated or junior lien debt (“Junior Debt”); negative pledge clauses; speculative hedging transactions; restrictions on the ability of subsidiaries to pay dividends or make other payments; amendments to organizational documents and documentation governing any Junior Debt in a manner that is materially adverse to the DDTL Agent and the DDTL Lenders; changes in fiscal year and other accounting changes; line of business; transactions with affiliates; and the PATRIOT Act, sanctions laws (including OFAC), FCPA and other anti-corruption and anti-terrorism laws.

Financial Covenant:

The following financial covenants shall apply to the Delayed-Draw Term Loan Facility (the “Financial Covenants”):

Maintenance of a Total Leverage Ratio (to be defined in a customary manner to be agreed) no greater than a level to be agreed; provided that the foregoing Financial Covenant shall only be tested if and when Liquidity (to be defined in a customary manner to be agreed, but to include cash, cash equivalents and undrawn commitments under the Delayed-Draw Term Loan Facility) is less than an amount to be agreed.

Maintenance of a minimum Liquidity level to be agreed.

Maintenance of a minimum aggregate amount of Current Assets (to be defined in a manner to be agreed, but to include unrestricted cash, billed receivables and certain inventory) of no less than an amount to be agreed.

Events of Default:	Usual and customary for facilities of this type, including: nonpayment of principal when due; nonpayment of interest, fees or other amounts after a customary grace period to be agreed; violation of or failure to perform covenants, as applicable (subject, in the case of affirmative covenants (subject to customary exceptions) to a grace period to be agreed); incorrectness of representations and warranties in any material respect (or, if qualified by materiality, in all respects) (subject to a grace period in the case of misrepresentations that are capable of being cured to be agreed); cross default and cross acceleration to, indebtedness in excess of an amount to be agreed; bankruptcy or other insolvency events of the Borrower or its material subsidiaries (with a customary grace period for involuntary events); monetary judgments in excess of an amount to be agreed (to the extent not covered by insurance); ERISA events; actual or asserted invalidity of the Definitive Financing Documentation or material portion of Collateral or Guarantees or security documents; and change of control.

Voting:	Usual and customary for facilities of this type, provided that (i) the consent of each DDTL Lender directly and adversely affected thereby shall be required with respect to any amendment to the “waterfall” provision that would change the pro rata sharing of payments and (ii) the consent of each DDTL Lender shall be required with respect to a release of all or substantially all of the value of the guarantees made by the Guarantors or a release or subordination of any liens securing the Delayed-Draw Term Loans on all or substantially all of the Collateral.

Assignments and Participations:	Usual and customary for facilities of this type, including, without limitation, customary Disqualified Lender and Borrower consent provisions.

Cost and Yield Protection:	Usual and customary for facilities of this type.

Expenses and Indemnification:	Usual and customary for facilities of this type.

Governing Law and Forum:	New York.

Counsel to the DDTL Agent:	Davis Polk & Wardwell LLP.

Annex A

Interest Rates:	The interest rates under the Delayed-Draw Term Loan Facility will be as follows:

With respect to Term Loans, at the option of the Borrower, LIBOR plus 9.75%, per annum or ABR plus 8.75% per annum.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 12 months) for LIBOR borrowings.

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on LIBOR, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears on the last day of each fiscal quarter (commencing with the first full fiscal quarter ending after the initial drawing after the Closing Date) and on the applicable maturity date.

ABR is the Alternate Base Rate, which is the highest of (i) the rate of interest established by the DDTL Agent, from time to time, as its “prime rate”, (ii) the Federal Funds Rate plus 1/2 of 1.0% and (iii) the one-month LIBOR rate plus 1.0% per annum.

There shall be a minimum LIBOR (i.e. LIBOR prior to adding any applicable interest rate margins thereto) requirement of 1.0% per annum.

Delayed-Draw Term Loan Facility Commitment Fees:	The Borrower shall pay a commitment fee of 50% of the interest rate margin with respect to LIBOR borrowings per annum, in each case, on the daily average unused portion of the Delayed-Draw Term Loan Facility, payable quarterly in arrears on the last day of each fiscal quarter (commencing with the first full fiscal quarter ending after the Closing Date), with the final payment being on the earlier to occur of (a) the first anniversary of the Closing Date and (b) the date that the Delayed-Draw Term Loan Facility is fully drawn. Such fees shall be distributed to the DDTL Lenders holding commitments under the Delayed-Draw Term Loan Facility pro rata in accordance with the amount of each such DDTL Lender’s commitment, with exceptions for defaulting DDTL Lenders.

LIBOR Replacement:	ARRC amendment approach LIBOR replacement, as mutually agreed.

Annex B

Superior Energy Services, Inc.

$200,000,000 Delayed-Draw Term Loan Facility

Conditions Precedent

The Closing Date and the making of the initial extensions of credit, if any, under the Delayed-Draw Term Loan Facility will be subject to the satisfaction or waiver of the following conditions precedent:

1. The Borrower shall have executed and delivered Definitive Financing Documentation mutually satisfactory to the Borrower and the DDTL Lenders, which shall permit the availability of the Delayed-Draw Term Loan Facility on the Closing Date.

2. The DDTL Lenders and the DDTL Agent shall have received all fees required to be paid pursuant to this Commitment Letter, and all expenses required to be reimbursed and for which invoices have been presented at least three (3) Business Day prior to the Closing Date, on or before the Closing Date.

3. All actions necessary to establish that the DDTL Agent will have a perfected, first-priority security interest in the Collateral (as described, and subject to the limitations in the section titled “Security” in the Term Sheet) shall have been taken; provided that (except with respect to a lien on such Collateral may be perfected (i) by the filing of a financing statement under the Uniform Commercial Code in the office of the Secretary of State (or equivalent office in the relevant States) of any applicable jurisdiction of organization located in the United States (or any State thereof) or (ii) by the delivery of stock or similar certificates representing the equity interests of the Borrower and the Guarantors (to the extent certificated) together with stock powers; provided that such stock or similar certificates will only be required to be delivered on the Closing Date to the extent received prior to the Closing Date from the ABL Agent (as defined in the RSA) (after use of commercially reasonable efforts to the extent practical and appropriate)), to the extent any Collateral is not or cannot be pledged or perfected on the Closing Date after your use of commercially reasonable efforts to do so without undue burden or expense, the delivery of such Collateral (and/or the perfection of security interests therein) shall not constitute a condition precedent to the availability and funding of the Delayed-Draw Term Loan Facility on the Closing Date, but shall be required to be delivered and perfected within sixty (60) days after the Closing Date (subject to extensions by the DDTL Agent in its reasonable discretion (not to be unreasonably withheld, conditioned or delayed)); provided that, notwithstanding the foregoing, the execution and delivery of control agreements in connection with deposit accounts, commodities accounts or securities accounts, as applicable shall not be required on the Closing Date.

4. The Restructuring and all other related documentation (a) shall be satisfactory to the Required DDTL Lenders, (b) shall have been confirmed by an order of the Bankruptcy Court, which order shall be reasonably satisfactory to the Required DDTL Lenders, which order shall be in full force and effect, unstayed and final, and shall not have been modified or amended in any manner materially adverse to the DDTL Lenders without the written consent of the Required DDTL Lenders, reversed or vacated, (c) all conditions precedent to the effectiveness of the

Restructuring as set forth therein shall have been satisfied or waived (the waiver thereof having been approved by the Required DDTL Lenders), and the substantial consummation (as defined in Section 1101 of the Bankruptcy Code) of the Restructuring in accordance with its terms shall have occurred contemporaneously with the closing of the Delayed-Draw Term Loan Facility and (d) the transactions contemplated by the RSA (including any Company Separation) to occur on the effective date of the Restructuring shall have been substantially consummated (as defined in Section 1101 of the Bankruptcy Code) on the Closing Date and substantially contemporaneously with the initial funding hereunder in accordance with the terms of the Restructuring and in compliance with applicable law and Bankruptcy Court and regulatory approvals.

5. All representations and warranties shall be true and correct in all material respects with the same effect as though made on and as of such date, except in the case of any representation and warranty which (a) expressly relates to a given date, such representation and warranty shall be true and correct in all material respects as of the respective date and (b) is qualified by a materiality or material adverse effect standard in which case such representation and warranty shall be true and correct in all respects.

6. Since the date of this Commitment Letter, there shall not have occurred any Event that would permit the Required Consenting Noteholders to terminate the RSA pursuant to Section 7(c)(vi) thereof.

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